Exhibit 8.1

Table of subsidiaries of Shamir Optical Industry Ltd. (“Shamir”)

Name	Jurisdiction	Active/ Not active
Eyal Optical Industries (95) Ltd.	Israel	Active
Eyal Optics Holdings A.C.S. Ltd.	Israel	Active
E. S. P. Optics Ltd.	Israel	Not active
Aspect Optics Ltd	Israel	Not active
Shamir Special Optical Products Ltd.	Israel	Active
Shamir Einit Ltd.	Israel	Active
Shamir USA	USA	Active
Shamir Insight, Inc.	USA	Active
Altra Trading GmbH	Germany	Active
Inray Ltd.	Israel	Active
Shamir Or Ltd.	Israel	Active
Interoptic S.A.R.L.	France	Active
Shamir France S.A.R.L.	France	Active
Shamir Optical Espana S.L.	Spain	Active
Shamir Portugal LDA	Portugal	Active
Altra Optics Uk Limited	UK	Active
Shamir UK Limited	UK	Active
Altra Optik Sanayi ve Ticaret A.S.	Turkey	Active
Spherical Optics (Pty) Ltd.	South Africa	Active